                                                                    Exhibit 21.1

   Interwoven, Inc. has the following subsidiaries:

     Interwoven UK Limited
     Interwoven Australia Pty Limited
     Neon I Acquisition Corporation
     Interwoven Software Pte Ltd
     Interwoven Hong Kong Ltd
     Interwoven GmbH
     Interwoven Japan KK
     Interwoven BV
     Interwoven Canada Ltd
     AJ Acquisition Corp.
     Melon Acquisition Corp.